Exhibit 23.2

Consent of Independent Auditor

i3 Verticals, Inc.
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 6, 2018, relating to the financial statements of Fairway Payments, Inc. appearing in i3 Verticals Inc.’s Registration Statement on Form S-1.
/s/ BDO USA, LLP

McLean, Virginia
June 22, 2018